Exhibit 10.3

CONSULTING AGREEMENT

This “Agreement” is made and entered into as of March 15, 2019 (the “Effective Date”) by and between Stone Sunny Isles Inc. (“Consultant”) and Bicycle Therapeutics, Inc. (the “Company”) (each a “Party” and collectively the “Parties”). The Company and Consultant hereby agree as follows:

1.Services. The Company hereby engages Consultant to provide to the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time (which for the avoidance of doubt, shall include (without limitation) Bicycle Therapeutics Limited and BicycleTx Limited) (together the “Group”, and each a “Group Company”), and Consultant agrees to make available to the Company, Pierre Legault (“Individual”) to provide to the Group under the terms and conditions of this Agreement, advisory services to the Company, as requested by the Board or the Chief Executive Officer (the “Services”). It is expected that Consultant shall need to procure that Individual is available to spend no more than 35 working days a year providing the Services (though it is acknowledged that the nature of the role makes it impossible to be specific about the maximum time commitment and each of the Company and Consultant recognize the need for a degree of flexibility). Consultant shall procure that Individual shall provide the Services with all due care, skill and ability and use his best endeavors to promote the interests of the Group and Consultant shall use reasonable endeavors to ensure that Individual is available at all times on reasonable notice to provide such assistance or information as the Company may require. If Individual is unable to provide the Services due to illness or injury, Consultant shall advise the Company of that fact as soon as reasonably practicable. For the avoidance of doubt, no fee shall be payable in accordance with paragraph 2 in respect of any period during which the Services are not provided.

2.Consideration. Subject to approval by the Group’s Board of Directors, and as consideration for the provision of the Services, the Company shall pay to Consultant a monthly retainer of £10,416 per month (£125,000 annualized), payable in arrears (the “Retainer”). The Retainer shall be billed in United States dollars, using a monthly average rate from an official published source such as the XE exchange (XE.com).

3.Expenses. The Company shall reimburse Consultant for the reasonable and necessary out-of-pocket expenses incurred by Consultant and/or Individual in the performance of the Services in accordance with the Company’s policy on expenses, provided such out-of-pocket expenses are approved in advance by the Chief Executive Officer of the Company and further are supported by reasonable documentation. Such expenses shall include travel expenses of Individual to any Group Company’s offices.

4.Independent Contractor. Consultant and Individual are not, nor shall Consultant or Individual be deemed to be at any time during the term of this Agreement, an employee of any Group Company, and therefore Consultant and Individual shall not be entitled to any benefits provided by any Group Company to its employees (including such items as health and disability benefits). Consultant’s (and Individual’s) status and relationship with the Company and the Group shall be that of an independent contractor and consultant. Consultant shall (and shall procure that Individual shall) not state or imply, directly or indirectly, that Consultant and/or Individual is empowered to bind any Group Company without the relevant Group Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Company, Consultant and/or Individual. Consultant shall be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a Consultant and Individual’s relationship to the Company.

5.Cancellation of Services. Either Party may at any time terminate the performance of the Services to be provided hereunder and may terminate this Agreement upon 3 months’ prior written notice to the non-terminating Party stating its intention to terminate. The Company may, at its discretion, terminate this

Agreement with immediate effect at any time (including after notice of termination has been given by Consultant) by paying Consultant in lieu of notice.

6.Term of Agreement; Termination. The term of this Agreement and the provision of the Services hereunder shall commence as of the Effective Date of this Agreement and shall continue until the earliest to occur of: (i) the death, physical incapacity or mental incompetence of Consultant, which shall result in automatic termination, (ii) the cancellation of the Services pursuant to the preceding Section 5, (iii) Individual no longer being appointed as the non-executive chairman of the Company and acting as a director of the Company; and (iv) the termination of Individual’s appointment as non-executive director and chairman of the Company in accordance with the letter agreement entered into by the Company and the Individual on or about the date hereof. Except as otherwise explicitly provided herein, the Sections of this Agreement that follow this Section shall survive the termination or expiration of this Agreement for any reason. Upon a termination for any reason, the Company shall promptly pay Consultant (i) any earned but unpaid Retainer for the month prior to the month in which the termination occurs; and (ii) a pro rata portion of the Retainer for the month in which the termination occurs.

7.Warranties of Consultant. Consultant represents to the Company that: (i) with respect to any information, know-how, knowledge or data disclosed by Consultant and/or individual to any Group Company in the performance of this Agreement, Consultant and/or Individual have the full and unrestricted right to disclose the same; and (ii) Consultant is free to undertake the Services required by this Agreement and Individual is free to provide the Services, and there is, and shall be, no conflict of interest between Consultant’s and/or Individual’s performance of the Services in this Agreement and any obligation Consultant and/or Individual may have to other parties.

8.Covenants of Consultant. Consultant agrees that during the term of this Agreement, Consultant shall (and shall procure that Individual shall) not become employed by, advise, become associated with, or perform consulting services for any commercial, for-profit enterprise that is, or, as a result of such activities, would become, a competitor in any Group Company’s field of business or otherwise would create a conflict of interest for Consultant and/or Individual with their respective obligations to the Group.

9.Indemnification. Consultant shall indemnify and hold the Group, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon any breach or alleged breach by Consultant and/or Individual of any obligation set forth in this Agreement, or Consultant’s and/or Individual’s gross negligence or willful misconduct. Consultant further agrees to indemnify the Group and hold it harmless to the extent of any obligation imposed on any Group Company: (i) to pay withholding taxes or any other applicable taxes; (ii) otherwise resulting from Consultant being determined not to be an independent contractor; or (iii) otherwise resulting from the Services being provided by Individual.

10.Confidentiality. Consultant agrees to hold (and shall procure that Individual shall hold) all Confidential Information (as hereinafter defined) of the Group (or other parties whose Confidential Information the Group has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by any Group Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit).

As used herein, “Confidential Information” shall mean all knowledge and information which Consultant and/or Individual has acquired or may acquire as a result of, or related to, his or her relationship with the Company, including but not limited to, information concerning any Group Company’s business, finances, operations, strategic planning, research and development activities, products, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by any Group Company from third parties under an obligation of confidentiality.

11.Ownership of Work Product and Enforcement of Intellectual Property.   Consultant shall (and shall procure that Individual shall) communicate in writing and disclose to the Group promptly and fully all concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or  business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Consultant and/or Individual during the term of this Agreement or for six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by Consultant and/or Individual or jointly with others), which result from the Services that Consultant and/or Individual performs for the Group or which result from information derived from any Group Company or its employees, agents or other consultants (all of the foregoing herein collectively and individually called “Works”). The Works shall be and remain the sole and exclusive property of the Group or its nominees whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the instance of any Group Company and shall be deemed to be “works made for hire” under the United States copyright laws, and Consultant hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company (or such other Group Company as notified to the Consultant by the Company) and its successors and assigns all of Consultant’s right, title and interest in all Works and all related Intellectual Property Rights (and shall procure that Individual does the same prior to providing any Services). If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works) does not qualify for treatment as “works made for hire”, or if Consultant retains any interest therein for any other reason, Consultant hereby assigns and transfers, and will assign and transfer, to the Company (or such other Group Company as notified to Consultant by the Company) all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works(and shall procure that Individual does the same prior to providing any Services). Consultant will (and shall procure that Individual will) cooperate reasonably with the Group, both during and after with the provision of Services to the Group, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works.

As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

12.Group Data. Any data or other materials furnished by the Group for use by Consultant and/or Individual in connection with the Services shall remain the sole property of the Group and shall be held in trust and confidence by Consultant in accordance with this Agreement. The Company (or any other Group Company) may obtain the return of the Company data or other materials furnished to Consultant and/or Individual upon written notice to Consultant requesting such return, and in any event Consultant shall (and shall procure that Individual shall) promptly return such data or materials upon termination of this Agreement and will not keep or make copies of any such data or materials.

13.Remedies Upon Breach. Consultant understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial  and  irrevocable  damage  and  therefore,  in  the  event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

14.Restriction on Solicitation. During any period in which Consultant renders Services to the Group and for a period of 12 months thereafter, Consultant shall not recruit or otherwise solicit, entice, induce or divert, or attempt to solicit, entice, induce or divert, any director of the Company, or any member of the management team of the Company with whom Consultant and/or Individual had personal dealings in the 12 months preceding the date on which the appointment terminates or whom Consultant and/or Individual received material confidential information in the 12 months preceding the date on which the appointment terminates.

15.Company Policies. Consultant shall procure that individual shall comply with all Group Company policies  during  any  period  in  which  Consultant  and/or  Individual  renders  Services  to  the  Group.

16.Data Protection. The Group will collect and process information relating to Consultant and Individual in accordance with the Group’s privacy notice and policy available on request. Consultant and the Group acknowledge that for the purposes of data protection legislation (being the any data protection legislation from time to time in force in the UK including the Data Protection Act 2018 or any successor legislation and (for so long as and to the extent that the law of the European Union has legal effect in the UK) the General Data Protection Regulation ((EU) 2016/679) and any other directly applicable European Union regulation relating to privacy (the “Data Protection Legislation”)), the Company is the data controller and Consultant is the data processor. The Company and Consultant shall (and Consultant shall procure that Individual shall) comply with the Data Protection Legislation.

17.Notices. All notices under this Agreement will be in writing and will reference this Agreement. Notices will be deemed given when: (i) delivered personally; (ii) by email to the email address with which Consultant typically communicates with the Group and to the Group email address of the CEO or the CEO’s designee (ii) three (3) days after having been sent by mail; or (iii) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth below or such other addresses designated pursuant to this Section.

If to Group (including email):	If to Consultant:

Kevin Lee	Pierre Legault

18.Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement. Neither this Agreement .nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Group or any affiliate to whose employ Consultant may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws rules. This Agreement may not be modified or amended except in writing signed or executed by Consultant and the Company. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

STONE SUNNY ISLES INC.		BICYCLE THERAPEUTICS, INC.

By:	/s/ Pierre Legault	By:	/s/ Kevin Lee

Name (Print):	Pierre Legault	Name (Print):	Kevin Lee

Title:	CEO/Consultant	Title:	CEO

Date:	March 13, 2019	Date:	March 14, 2019

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT (the “Amendment”), entered into as of June 17, 2025, by and between BICYCLE THERAPEUTICS, INC. (the “Company”) and Stone Atlanta Estates LLC, successor-in-interest to Stone Sunny Isles Inc. (“Consultant”), modifies the terms of the Consulting Agreement (as amended from time to time, the “Agreement”) entered into between the Company and Consultant on March 15, 2019. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and Consultant hereby agree as follows:

1)Consideration.  Section 2 of the Agreement shall be amended and restated in its entirety to read as follows:

2. Consideration. As consideration for the provision of the Services (the “Retainer”), (i) during the period commencing the first day Consultant is no longer serving as a director of the Board of Directors of Bicycle Therapeutics plc and ending on June 30, 2026, Consultant shall continue to receive Consultant’s current monthly retainer of $18,333.33, and (ii) during the period commencing on July 1, 2026 through termination of the Agreement, including any automatic renewals pursuant to Section 6, Consultant shall receive a monthly retainer of $9,166.66. The Retainer is payable monthly in arrears, provided that the amount of such payment shall be prorated for any portion of such month during which the Consultant was not serving.

2)Cancellation of Services.  Section 5 of the Agreement shall be amended and restated in its entirety to read as follows:

5.  [Reserved].

3)Term. Section 6 of the Agreement shall be amended and restated in its entirety to read as follows:

6.  Term and Termination.  This Agreement will automatically terminate on June 30, 2027 (the “Initial Term”); provided, however, that the Initial Term of this Agreement will automatically be extended by a one-year additional term expiring on June 30, 2028 (together with the Initial Term, the “Term”), unless a notice of termination has been provided by either party.  Following the Initial Term, the Company may terminate this Agreement at any time, with or without Cause, upon 60 calendar days’ prior written notice to Consultant; provided, however, during the Term of the Agreement, the Company may terminate this Agreement with Cause with or without notice. Consultant may terminate this Agreement at any time upon 60 calendar days’ prior written notice to Company. Upon a termination for any reason, the Company shall promptly pay Consultant (i) any earned but unpaid Retainer for the month prior to the month in which the termination occurs, and (ii) a pro rata portion of the Retainer for the month in which the termination occurs. Except as explicitly provided herein, Sections 7 through 20 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

For purposes of this Agreement, “Cause” means (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is reasonably likely to cause harm (including reputational harm) to the Company; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any written Company policy of which Consultant has been given notice (including but not limited to Company policies preventing harassment), after the expiration of thirty (30) days without cure after written notice of such violation to the extent such violation is curable; (v) refusal to follow or implement a clear, lawful and reasonable directive of Company after the expiration of thirty (30) days without cure after written notice of such failure to the extent such failure is curable; (vi) gross negligence or gross incompetence in the performance of Consultant’s  duties after the expiration of thirty (30) days without cure after written notice of such failure to the extent such failure is curable; or (vii) breach of fiduciary duty.

1.

4)	Notices. Section 17 of the Agreement shall be renumbered as Section 19, Notices, and amended and restated in its entirety to read as follows:

19.  All notices under this Agreement will be in writing and will reference this Agreement. Notices will be deemed given: (i) upon personal delivery; (ii) when sent by email if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) three (3) days after having been sent by mail; or (iv) one (1) day after deposit with a nationally recognized commercial overnight carrier, specifying next day delivery, with written verification of receipt. All communications will be sent to the addresses set forth below or at such other address as the Group or Consultant may designate by ten (10) days’ advance written notice to the other.

If to Group:	If to Consultant:

Kevin Lee	Pierre Legault

with email copy sent to:
Zafar Qadir

5)

New Provisions. The Agreement shall be amended to add the following Sections 17 and 18, with current Section 18, Miscellaneous, of the Agreement to be renumbered as Section 20, Miscellaneous, of the Agreement.

17.  Return of Company Property.  Unless otherwise authorized by Company, upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any Company property in Consultant’s possession, and any other documents or material containing or disclosing any Work Product or Works.

18.Status as Service Provider. The parties intend that during the Term of this Agreement, Consultant shall continue to be considered a “service provider” for the purposes of the Bicycle Therapeutics plc 2020 Equity Incentive Plan and other relevant or successor plans, as applicable.

6)

Other Provisions.  Except to the extent that the provisions of this Amendment modify or conflict with the provisions of the Agreement (in which case the provisions of this Amendment shall govern), all other provisions of the Agreement shall remain in full force and effect.

7)

Entire Agreement.  This Amendment, together with the Agreement, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

8)

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile or other electronic delivery of signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above.

BICYCLE THERAPEUTICS, INC.:

By:	/s/ Travis Thompson
Travis Thompson
Title:	Authorized Signatory

STONE ATLANTA ESTATES LLC,
SUCCESSOR-IN-INTEREST TO STONE SUNNY ISLES INC.:

By:	/s/ Pierre Legault
Pierre Legault
Title:	CEO/Consultant